Exhibit 99.1

Adams Respiratory Therapeutics Reports
Fourth Quarter and Fiscal Year-End 2005 Results
Fiscal Year 2005 Highlights:
•	Net sales increased by $98.9 million to $160.2 million

•	Pretax income increased 126 percent to $44.4 million

•	Net income of $27.0 million; Pro forma diluted EPS of $0.95

•	Launched Mucinex DM in August 2004

•	Initiated major direct-to-consumer advertising campaign for Mucinex

•	Doubled the size of the professional sales force
CHESTER, N.J. (Sept. 19, 2005) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT), today announced financial results for the fourth quarter and fiscal year ended June 30, 2005.
“Fiscal 2005 was a watershed year for Adams on many fronts,” said Michael J. Valentino, president and CEO of Adams. “We launched our second product, Mucinex DM, initiated a major consumer advertising and marketing campaign for Mucinex as well as made significant strides in the quality and depth of retail distribution of the brand. In addition, we made preparations for an initial public equity offering, among other notable events,” added Valentino. In July, the Company completed a successful public offering generating more than $117 million in equity funding.
Fiscal Year 2005 Results
The Company’s net sales of $160.2 million in the 2005 fiscal year grew 161 percent from $61.3 million in fiscal year 2004. Net sales of Mucinex SE rose more than 120 percent to $117.4 million from sales of $52.9 million in the prior fiscal year, benefiting from a new direct-to-consumer advertising campaign that was initiated in November 2004. Launched in August 2004, Mucinex DM had fiscal 2005 sales of $38.3 million.
Pretax income for the fiscal year 2005 was $44.4 million, a 126 percent increase from pretax income of $19.7 million in the 2004 fiscal period.

Net income for the year was $27.0 million, down from $35.8 million in fiscal 2004. Net income in 2005 reflects the after-tax impact of the discretionary performance bonus of $2.5 million paid during the fourth quarter. Net income in 2004 reflects the $25.1 million tax benefit related to the elimination of the valuation allowance on the Company’s deferred tax assets. The following is a reconciliation of net income adjusted for items mentioned above (amounts in thousands):

	Year ended June 30,		3 Months ended June 30,
	2005	2004	2005	2004
Net income, as reported	$26,999	$35,826	$2,977	16,830
Discretionary performance bonus	2,493	—	2,493	—
Income tax benefit	—	(25,118)	—	(16,446)

Adjusted net income	$29,492	$10,708	$5,470	$384

Net loss applicable to common stockholders was $(205.6) million, or ($32.97) per diluted share, for the year ended June 30, 2005, which includes preferred stock accretion of $202.6 million and a dividend to preferred stockholders of $30.0 million, compared with net income applicable to common stockholders of $7.7 million, or $0.90 per diluted share, which includes preferred stock accretion of $28.1 million, for the year ended June 30, 2004.
Pro forma net income, which assumes the conversion of Adams’ outstanding shares of redeemable convertible preferred stock into common stock, was $27.0 million, or $0.95 a diluted share in fiscal 2005, compared with $35.8 million, or $1.41 a diluted share, last year. As a result of the Company’s initial public offering in July 2005, all preferred stock was converted into common stock and therefore, there will be no further accretion. Amounts include the 9-cent-per-diluted share impact of the discretionary performance bonus in the latest period and the 99-cent-per-diluted-share impact of the favorable tax benefit a year ago. The following is a reconciliation of pro forma diluted earnings per share, adjusting for the items mentioned above:

Pro forma EPS impact:	Year ended June 30,		3 Months ended June 30,
	2005	2004	2005	2004
Pro forma diluted EPS as reported	$0.95	$1.41	$0.10	$0.63
Discretionary performance bonus	0.09	—	0.09	—
Income tax benefit	—	(0.99)	—	(0.62)

Adjusted pro forma diluted EPS	$1.04	$0.42	$0.19	$0.01

The Company’s gross margin was 80.6 percent for fiscal 2005, consistent with the prior year gross margin.
Selling, marketing and administrative expenses of $78.0 million rose significantly during fiscal year 2005 from $23.3 million in fiscal 2004, primarily relating to the initiation of the consumer advertising and marketing campaign for Mucinex.
Product development expenses increased by $4.2 million to $7.4 million during fiscal 2005 as compared to $3.2 million in the prior year. The increase was primarily due to continued development of the Mucinex line extensions and other development projects, including erdosteine.
Commenting on the fiscal 2005 results, Valentino said, “During our 2005 fiscal year we continued to drive strong sales and market share performance of our Mucinex products through our solid investments in product promotion, and the professional sales force. In addition, we have embarked on our three-pronged strategy for future growth which includes: drive Mucinex brand awareness among professionals and consumers; build an internal pipeline by extending our long-acting guaifenesin platform to other respiratory segments; and aggressively in-license and/or acquire new products.”
Other Highlights
•	Acquired the Humibid brand, well recognized among physicians, for use in conjunction with the Company’s maximum-strength, patent-protected guaifenesin technology platform. (February 2005)

•	Licensed an established muco-regulator, erdosteine from Edmund Pharma SRL, for development in the U.S. market. Erdosteine is already marketed in more than 30 countries outside of the U.S. and has been used by over 21 million patients worldwide. (May 2005)

•	Received notice of allowance from the U.S. Patent and Trademark Office on a second patent, which protects the claims of the Company’s existing patent for extended-release guaifenesin along with guaifenesin combination products. (May 2005)
Business Outlook
•	The Company expects to accelerate the market introduction of its Mucinex D 18-count product to late October 2005, in advance of the 2005-2006 cough/cold season.

•	The Company plans a U.S. launch of the maximum-strength extended-release bi-layer tablet under the brand name of Humibid in the first half of calendar 2006 and expects to launch the remaining maximum-strength combination formulations in the second half of calendar 2006.

•	The Company expects to make ongoing investments to support the Mucinex franchise and new product launches as well as continue to invest to maximize its product portfolio. Therefore, the Company plans a 25 percent increase in advertising expenditures during fiscal 2006.

•	Adams intends to pursue the U.S. development of erdosteine, an established muco-regulator compound in Europe. The Company has committed up to $9 million during fiscal 2006 for investigational Phase II activities and milestone payments.
Fourth Quarter and Fiscal Year 2005 Conference Call and Webcast
Adams will conduct a conference call tomorrow, Sept. 20 at 10:00 a.m. (ET) to review the results for the fourth quarter and fiscal year ended June 30, 2005 results. To listen to the conference call, callers in the U.S. and Canada may dial (800) 289-0493 and international callers may dial (913) 981-5510. A replay of the conference call will be available through Sept. 27, 2005, by dialing (719) 457-0820. The passcode for the replay is 8504393.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Adams corporate Web site, www.adamsrt.com, and clicking on the “Webcast” link. A replay of the webcast will be available starting at approximately 1 p.m. tomorrow, Sept. 20 through 5:00 p.m. on Oct. 11.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
Forward-Looking Statements
This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can make no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our Prospectus for our initial public offering.

Adams Respiratory Therapeutics, Inc.
Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30		Year Ended June 30,
	2005	2004	2005	2004

Net sales	$39,151	$12,322	$160,210	$61,295
Cost of goods sold	6,450	3,503	31,126	11,928

Gross margin	32,701	8,819	129,084	49,367

Selling, marketing & administrative	25,373	6,425	78,044	23,286
Product development	2,874	803	7,392	3,181
Interest expense	24	989	101	3,403
Interest income	(371)	(104)	(890)	(205)

Income/(loss) before income taxes	4,801	706	44,437	19,702

Provision/(benefit) for income taxes	1,824	(16,124)	17,438	(16,124)

Net income/(loss)	2,977	16,830	26,999	35,826

Accretion of preferred stock	(51,989)	(9,394)	(202,566)	(28,100)
Common stock dividend paid to preferred stockholders	(30,033)	—	(30,033)	—

Net (loss)/income applicable to common stockholders	$(79,045)	$7,436	$(205,600)	$7,726

(Loss)/income per common share

Basic	$(11.20)	$1.43	$(32.97)	$1.64
Diluted	$(11.20)	$0.77	$(32.97)	$0.90

Weighted-average of common shares used in (loss)/income per share calculation
Basic	7,059	5,193	6,236	4,699
Diluted	7,059	9,693	6,236	8,629

Pro forma income per common share
Basic	$0.12		$1.16
Diluted	$0.10		$0.95

Shares used in pro forma income per common share calculation
Basic	24,199		23,195
Diluted	28,878		28,489

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